Exhibit 99.1

NEWS RELEASE	Contact:	Derek Gaertner
For Immediate Release		580 2nd Street, Suite 102
Encinitas, CA 92024
Phone: (760) 479-5075

  MACC Private Equities Inc.
MACC Announces the Sale of Significant Portfolio Assets

ENCINITAS, CALIFORNIA — (July 7, 2010) — On July 1, 2010, MACC Private Equities Inc. (the “Company”) completed the sale, in the ordinary course of business, of 540,551 common shares and 674,309 Series A Preferred shares of Feed Management Systems, Inc.   The sale resulted in net proceeds of $1,288,285.43 to the Company.  An additional $151,006.92 has been placed into various escrow accounts to be released to the Company upon the satisfaction of certain conditions of the sale agreement.  In addition, the Company received a dividend payment of $126,851.17 from Feed Management Systems, Inc.

On July 1, 2010, the Company paid $1,030,628.27 to Cedar Rapids Bank & Trust (the “Bank”) in the form of a principal payment on the outstanding note payable with the Bank.  The payment was made in accordance with the terms outlined in the note payable.  Subsequent to the payment, the balance of the note payable on July 1, 2010 is $3,384,092.77.  The result of these transactions provides the Company additional working capital of $384,508.24.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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